Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our audit letters dated February 3, 2017 and February 13, 2018, included in or made a part of this Registration Statement on Form S-3, including any amendments thereto (the “Registration Statement”), of Parsley Energy, Inc. (the “Company”), in accordance with the requirements of the Securities Act of 1933, as amended. We also consent to the references to us contained in the Registration Statement, including in the prospectuses under the heading “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

May 31, 2018